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                                                                    EXHIBIT 4.19


[NBD LOGO] CONTINUING SECURITY AGREEMENT


AMERICAN DENTAL TECHNOLOGIES, INC. (the "Debtor")

TAXPAYER I.D. NO.: 38-2905258

CHIEF EXECUTIVE OFFICE:18860 WEST TEN MILE ROAD, SOUTHFIELD, MICHIGAN 48075-2463

GRANT OF SECURITY INTEREST. The Debtor grants to NBD BANK, the secured party referred to as "Bank", whose address is 611 Woodward Avenue, Detroit, Michigan 48226, a continuing security interest in the Collateral listed below, to secure the payment and performance of all of the Debtor's debt to the Bank.

Debt shall include each and every debt, liability and obligation of every type and description now owed or arising at a later time, whether they are direct or indirect, joint, several, or joint and several and whether or not of the same type or class as presently outstanding, which shall collectively be referred to as "Liabilities." Liabilities shall also include all interest, costs, expenses and reasonable attorney's fees accruing to or incurred by the Bank in collecting the Liabilities or in the protection, maintenance or liquidation of the Collateral.

COLLATERAL: Accounts Receivable, Inventory, Equipment, Instruments, Patents, Copyrights and Trademarks.

DESCRIPTION OF COLLATERAL. The Collateral covered by this agreement is all of the Debtor's property indicated above and as defined below, present and future, including but not limited to any items listed on any schedule or list attached. Also included are all proceeds, including but not limited to stock rights, subscription rights, dividends, stock dividends, stock splits, or liquidating dividends, and all cash, instruments, accounts, chattel paper and general intangibles arising from the sale, rent, lease, casualty loss or other disposition of the Collateral, and any Collateral returned to, repossessed by or stopped in transit by the Debtor. Also included are the Debtor's books and records which relates to the Collateral. Where the Collateral is in the possession of the Bank, the Debtor agrees to deliver to the Bank any property which represents an increase in the Collateral or profits or proceeds of the Collateral.

DEFINITIONS.

1. "ACCOUNTS RECEIVABLE" shall consist of accounts, chattel paper and general intangibles (including patents as described in the attached Schedule A) as those terms are defined in the Michigan Uniform Commercial Code ("UCC"). Also included is any right to a refund of taxes paid at any time to any governmental entity. Also included are letters of credit, and drafts under them, given in support of Accounts Receivable. Debtor warrants that its chief executive office is at the address shown above.

2. "INVENTORY" shall consist of all property held at any location by or for Debtor for sale, rent, or lease, or furnished or to be furnished by the Debtor under any contract of service, or raw materials or work in process and their products, or materials used or consumed in its business, and shall include containers and shelving useful for storing. Without limiting the security interest granted, Inventory is presently located at 18860 West Ten Mile Road, Southfield, Michigan 48075 and 5555 Bear Lane, Corpus Christi, Texas 78405.

3. "EQUIPMENT" shall consist of any goods at any time acquired, owned or held by Debtor at any location primarily for use in its business, including, but not limited to, machinery, fixtures, furniture, furnishings and vehicles, and any accessions, parts, attachments, accessories, tools, dies, additions, substitutions, replacements and appurtenances to them or intended for use with them. Without limiting the security interest granted, Equipment is presently located at 18860 West Ten Mile Road, Southfield, Michigan 48075 and 5555 Bear Lane, Corpus Christi, Texas 78405

4. "INSTRUMENTS" shall consist of Debtor's interest of any kind in any negotiable instrument or security as those terms are defined in the UCC, or any other writing which evidences a right to payment of money and is of a type which is, in the ordinary course of business, transferred by delivery alone or by delivery with any necessary endorsement or assignment.



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WARRANTIES AND COVENANTS.  The Debtor warrants and covenants to the Bank that:

1. It will pay its Liabilities to the Bank secured by this agreement;

2. It is or will become the owner of the Collateral free from any liens, encumbrances or security interests, except for this security interest, and existing liens disclosed to and accepted by the Bank in writing, and will defend the Collateral against all claims and demands of all persons at any time claiming any interest in it;

3. It will keep the Collateral free of liens, encumbrances and other security interests, maintain it in good repair, not use it illegally, and exhibit it to the Bank on demand;

4. At its own expense, the Debtor will maintain comprehensive casualty insurance on the Collateral against such risks, in such amounts, with such deductibles and with such companies as may be satisfactory to the Bank, and provide the Bank with proof of insurance acceptable to the Bank. Each insurance policy shall contain a lender's loss payable endorsement satisfactory to the Bank and a prohibition against cancellation or amendment of the policy or removal of the Bank as loss payee without at least 30 days prior written notice to the Bank. In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that the Debtor will not be deemed a co-insurer;

5. It will not sell or offer to sell or otherwise transfer the Collateral, nor change the location of the Collateral, without the written consent of the Bank, except in the ordinary course of business;

6. It will pay promptly when due all taxes and assessments upon the Collateral, or for its use or operation;

7. No financing statement covering all or any part of the Collateral or any proceeds is on file in any public office, unless the Bank has approved that filing. At the Bank's request, Debtor will execute one or more financing statements in form satisfactory to Bank and will pay the cost of filing them in all public offices wherever filing is deemed by Bank to be desirable;

8. It will immediately notify Bank in writing of any name change or any change in business organization;

9. It will provide any information that Bank may reasonably request, and will permit Bank upon prior notice to inspect and copy its books and records during normal business hours.

ACCOUNTS RECEIVABLE. The Debtor acknowledges that if the Collateral includes "Accounts Receivable," then until the Bank gives notice to Debtor to the contrary, Debtor will, in the usual course of its business and at its own cost and expense, on the Bank's behalf but not as the Bank's agent, demand and receive and use its best efforts to collect all moneys due or to become due on the Accounts Receivable. Until the Bank gives notice to Debtor to the contrary or until the Debtor is in default, it may use the funds collected in its business. Upon notice from the Bank or upon default, the Debtor agrees that all sums of money it receives on account of or in payment or settlement of the Accounts Receivable shall be held by it as trustee for the Bank without commingling with any of its funds, and shall immediately be delivered to the Bank with endorsement to the Bank's order of any check or similar instrument. It is agreed that, at any time the Bank elects, it shall be entitled, in its own name or in the name of the Debtor or otherwise, but at the expense and cost of the Debtor, to collect, demand, receive, sue for or compromise any and all Accounts Receivable, and to give good and sufficient releases, to endorse any checks, drafts or other orders for the payment of money payable to the Debtor in payment and, in its discretion, to file any claims or take any action or proceeding which the Bank may deem necessary or advisable. It is expressly understood and agreed, however, that the Bank shall not be required or obligated in any manner to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim or take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times. All notices required in this paragraph will be immediately effective when sent. Such notices need not be given prior to the Bank taking action.

REPRESENTATIONS BY DEBTOR. Each Debtor represents: (a) that the execution and delivery of this agreement and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) that this agreement is a valid and binding agreement, enforceable according to its terms; and (c) that all balance sheets, profit and loss statement, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Debtor, other than a natural person, further represents: (a) that it is duly organized, existing and in good standing pursuant to the laws under which it is organized; and (b) that the execution and delivery of this agreement and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body; (ii) do not contravene the terms of its articles of incorporation or organizations, its by-laws, or any partnership, operating or other agreement governing its affairs.


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PLEDGE.  If the Debtor is not liable for all or any part of the Borrower's obligations  to the Bank (the "Debt"), then it agrees that:

(a) If any monies become available to the Bank that it can apply to any Debt, the Bank may apply them to Debt not secured by this agreement.

(b) Without notice to or the consent of the Debtor, the Bank may (i) take any action it chooses against any Borrower, against any collateral for the Debt, or against any other person liable for the Debt; (ii) release any Borrower or any other person liable for the Debt, release any collateral for the Debt, and neglect to perfect any interest in any such collateral; (iii) forbear or agree to forbear from exercising any rights or remedies, including any right of setoff, that it has against the Borrower, any other person liable for the Debt, or any other collateral for the Debt; (iv) extend to any Borrower additional Debt to be secured by this agreement; or (v) renew, extend, modify or amend any Debt, and deal with any Borrower or any other person liable for the Debt as it chooses.

(c) None of the Debtor's obligations under this agreement shall be affected by
(i) any act or omission of the Bank; (ii) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of any Borrower, (iii) any receivership, insolvency, bankruptcy, reorganization or other similar proceedings affecting any Borrower or any of its assets; or
(iv) any change in the composition or structure of any Borrower or any Debtor, including a merger or consolidation with any other entity.

(d) The Bank's rights under this section and this agreement are unconditional and absolute, regardless of the unenforceability of any provision of any agreement between any Borrower and the Bank, or the existence of any defense, setoff or counterclaim that any Borrower may be able to assert against the Bank.

(e) It waives all rights of subrogation, contribution, reimbursement, indemnity, exoneration, implied contract, recourse to security, and any other claim (as that term is defined in the federal Bankruptcy Code, as amended from time to time) that it may have or acquire in the future against any Borrower, any other person liable for the Debt, or any collateral for the Debt, because of the existence of this agreement, the Debtor's performance under this agreement, or the Bank's availing itself of any rights or remedies under this agreement.

(f) If any payment to the Bank on any Debt is wholly or partially invalidated, set aside, declared fraudulent or required to be repaid to the Borrower or anyone representing the Borrower or the Borrower's creditors under any bankruptcy or insolvency act or code, under any state or federal law, or under common law or equitable principles, then this agreement shall remain in full force and effect or be reinstated, as the case may be, until payment in full to the Bank of the repaid amounts, and of the Debt. If this agreement must be reinstated, the Debtor agrees to execute and deliver to the Bank new agreements and financing statements, if necessary, in form and substance acceptable to the Bank, covering the Collateral.

DEFAULT/REMEDIES. If the Debtor or the Borrower fails to pay any of the Liabilities when due, or if a default by anyone occurs under the terms of any agreement related to any of the Liabilities, or if the Debtor dies or fails to observe or perform any term of this agreement, or if any representation or warranty contained in this agreement is untrue, or if there is a material change in the financial condition of the Debtor which the Bank in good faith determines to be materially adverse, then the Bank shall have the rights and remedies provided by law or this agreement, including but not limited to the right to require the Debtor to assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties, the right to take possession of the Collateral with or without demand and with or without process of law, and the right to sell and dispose of it and distribute the proceeds according to law. In connection with the right of the Bank to take possession of the Collateral, the Bank may take possession of any other items of property in or on the Collateral at the time of taking possession, and hold them for the Debtor without liability on the part of the Bank. If there is any statutory requirement for notice, that requirement shall be met if the Bank sends notice to the Debtor at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Debtor shall be liable for any deficiency remaining after disposition of the Collateral.

MISCELLANEOUS.

1. Where the Collateral is located at, used in or attached to a facility leased by the Debtor, the Debtor will obtain from the lessor a consent to the granting of this security interest and a subordination of the lessor's interest in any of the Collateral, in form acceptable to the Bank.

2. At its option the Bank may, but shall be under no duty or obligation to, discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral, pay for insurance on the Collateral, and pay for the maintenance and preservation of the Collateral, and the Debtor agrees to reimburse the Bank on demand for any payment made or expense incurred by the Bank, with interest at the maximum legal rate.



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3. No delay on the part of Bank in the exercise of any right or remedy shall operate as a waiver, no single or partial exercise by the Bank of any right or remedy shall preclude any other exercise of it or the exercise of any other right or remedy, and no waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a waiver of that right on any future occasion.

4. If any provision of this agreement is invalid, it shall be ineffective only to the extent of its invalidity, and the remaining provisions shall be valid and effective.

5. Notice from one party to another relating to this agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or telecopier number set forth above by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, Purolator Courier or like overnight courier service or (e) telecopy, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

6. All rights of the Bank shall inure to the benefit of the Bank's successors and assigns; and all obligations of the Debtor shall bind the Debtor's heirs, executors, administrators, successors and assigns. If there is more than one Debtor, their obligations are joint and several.

7. A carbon, photographic or other reproduction of this agreement is sufficient, and can be filed as a financing statement. The Bank is irrevocably appointed the Debtor's attorney-in-fact to execute any financing statement on Debtor's behalf covering the Collateral.

8. The terms and provisions of this security agreement shall be governed by Michigan law.

WAIVER OF JURY TRIAL. The Bank and the Debtor knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Debtor.

DATED:  SEPTEMBER 26, 1998
                                     DEBTOR:  AMERICAN DENTAL TECHNOLOGIES, INC.


                                     By: /s/ BEN J. GALLANT
                                        -------------------
                                           Ben J. Gallant
                                     Its: President
                                          ---------

                                 ACKNOWLEDGMENT

State of Michigan
County of Oakland

    The foregoing instrument was acknowledged before me on September 26, 1998 by Ben J. Gallant, the President of American Dental Technologies, Inc.




                                   /s/ NANCY GILLIE BARRON
                                   ---------------------------------------
                                   Notary Public, Oakland County, Michigan
                                   My Commission Expires: 12-19-2000




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                                   SCHEDULE A


Schedule A to Continuing Security Agreement dated September 26, 1998, between American Dental Technologies, Inc., a Delaware corporation whose address is 18860 W. Ten Mile Road, Southfield, Michigan 48075-2462 ("Borrower"), and NBD BANK, a Michigan banking corporation, whose address is 611 Woodward Avenue, Detroit, Michigan ("Bank").




           Application or                                                        Registration
                Mark No.                         Country                         Filing Date

              4,940,411                            U.S.                              April 24, 1989
              5,055,048                            U.S.                              March 15, 1990
              4,635,897                            U.S.                              March 29, 1985
              4,708,534                            U.S.                           February 18, 1986
              4,733,503                            U.S.                                 May 1, 1986
              4,893,440                            U.S.                                May 19, 1989
              5,122,060                            U.S.                                May 28, 1991
              5,123,845                            U.S.                                May 28, 1991
              5,180,304                            U.S.                            December 6, 1991
              5,207,576                            U.S.                              April 25, 1989
              5,228,852                            U.S.                              March 31, 1992
              5,232,367                            U.S.                           February 12, 1992
              5,257,935                            U.S.                              April 25, 1989
              5,275,561                            U.S.                               April 3, 1992
              5,275,564                            U.S.                           February 12, 1992
              5,324,200                            U.S.                            December 6, 1991
              5,330,354                            U.S.                              March 27, 1992
              5,334,019                            U.S.                            December 6, 1991
              5,342,198                            U.S.                                May 10, 1993
              5,350,299                            U.S.                              March 25, 1993
              5,507,739                            U.S.                               June 15, 1992
              5,525,058                            U.S.                               July 19, 1994
              5,621,745                            U.S.                            December 7, 1994
              5,746,596                            U.S.                               June 10, 1996
              5,748,655                            U.S.                            February 7, 1996
              5,752,829                            U.S.                              August 1, 1994
              5,759,031                            U.S.                                June 3, 1996







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